Exhibit 5.1

Greenberg Traurig, LLP

May 10 , 2018

PAVmed Inc.

60 E.42nd Street

Suite 4600

New York, NY 10165

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for PAVmed Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”) of (i) transferable subscription rights (the “Rights”) to be distributed by the Company in connection with a rights offering (the “Rights Offering”) to holders of record of common stock of the Company, par value $0.001 per share (the “Common Stock”), owned on the record date, as more fully set forth within the Registration Statement, including amendments thereto, (ii) units (“Units”) issuable upon exercise of the Rights, each Unit entitling the holder thereof to purchase one share of Common Stock and one Series Z Warrant (each a “Warrant,” and collectively, the “Warrants”) representing the right to purchase one share of Common Stock, (iii) shares of Common Stock, all of which are authorized but heretofore unissued shares to be offered and sold by the Company, underlying the Units (the “Rights Shares”), (iv) the Warrants; and (v) shares of Common Stock, all of which are authorized but heretofore unissued to be offered and sold by the Company, issuable upon exercise of the Warrants (the “Warrant Shares”).

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Rights have been duly authorized and, when issued, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2. The Units have been duly authorized and, when issued upon exercise of the Rights in accordance with the terms of the Rights, will be validly issued, fully paid and nonassessable.

3. The Rights Shares have been duly authorized and, if issued on the date hereof upon exercise of the Rights in accordance with the terms of the Rights, would be validly issued, fully paid and nonassessable.

4. The Warrants have been duly authorized and, if issued on the date hereof upon exercise of the Rights in accordance with the terms of the Rights, and when duly executed and delivered by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing.

5. The Warrant Shares have been duly authorized and, if duly issued and sold against the payment therefor on the date hereof in accordance with the terms of the Warrants, would be validly issued, fully paid and nonassessable.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought. We express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, FINRA rules or stock exchange rules (without limiting other laws excluded by customary practice).

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP